Exhibit 10.1

Settlement Agreement

(Summary Translation)

This settlement agreement (this “Agreement”) was entered into by and among the following parties (the “Parties,” and each a “Party”) in Yunyan District, Guiyang City, China on July 31, 2016:

Party A: Guizhou Taibang Biological Products Co., Ltd.

Party B: Guiyang Dalin Biologic Technologies Co., Ltd.

Party C: Guizhou Jie’an Company

Party D: Shenzhen Yigong Shengda Technology Co., Ltd.

WHEREAS:

1.	Party B, Party C and Party D are shareholders of Party A registered with the administration of industry and commerce (“AIC”).

2.	In December 2013, Party C commenced a lawsuit against Party A in relation to the validity of certain shareholders’ resolutions of Party A. Party C requested that the court (1) confirm the legitimacy and validity of the shareholders’ resolutions of Party A dated May 28, 2007 and April 23, 2010; and (2) order Party A to register Party C’s equity contribution of 1.8 million dollars, equivalent to 12.169% of the enlarged share capital of Party A (the “First Case”). On September 2, 2015, the Higher People's Court of Guizhou Province ruled that the decisions of the trial and appellate courts be rescinded and the First Case be remanded to the original people’s court for a retrial. The First Case is still being reviewed by the original people’s court and no judgment has been given.

3.	In September 2014, each of Party C and Party D commenced a lawsuit against Party A in relation to the validity of certain shareholders’ resolutions of Party A. Party C and Party D requested that the court confirm that the shareholders’ resolutions of Party A dated November 13, 2013 and March 18, 2014 are invalid (the “Second Case”). The Intermediate People's Court of Guiyang City ruled that the original judgment be rescinded and the case be remanded to the people’s court for a retrial. The Second Case is still being reviewed by the people’s court and no judgment has been given.

4.	In October 2014, each of Party C and Party D commenced a lawsuit against Party A in relation to certain AIC registrations. Party C and Party D requested that the court revoke the AIC registration in relation to changes in equity and registered capital (the “Third Case”). On May 19, 2015, the Intermediate People's Court of Guiyang City ruled that such AIC registration be revoked. Party A has applied to the Higher People's Court of Guizhou Province for review. The Third Case is still being reviewed by the higher people’s court and no judgment has been given.

5.	In order to effectively resolve the disputes among the Parties, and maintain Party A’s stability and promote Party A’s development, the Parties unanimously agree to settle their disputes by way of withdrawal of equity investments in Party A by Party C and Party D and reduction of registered capital of Party A.

NOW THEREFORE, the Parties hereby agree as follows:

Article I Definitions

1.1.	Definitions. Except as otherwise provided in the text herein, the terms in this Agreement are defined as follows.

1.1.1.	Guizhou Eakan: means Guizhou Eakan Pharmaceutical Co., Ltd., a former shareholder of Party A.

1.1.2.	Equity transfer: means the transfer by Guizhou Eakan of all of its equity interests held in Party A to Party B pursuant to the Registered Equity Purchase Agreement and Unregistered Equity Purchase Agreement entered into by Party B and Guizhou Eakan on August 21, 2014.

1.1.3.	Registration Authority: means the Industrial and Commercial Bureau of Guiyang City.

1.1.4.	Law: means all the laws, regulations, rules, orders, codes and the rules, regulations and orders of any governmental organizations.

1.1.5.	Capital Reduction Documents: means legal documents signed by the Parties in relation to Party A’s reduction of registered capital.

1.1.6.	Capital Reduction Completion Date: means the date when Party A completes the AIC registration in relation to the Capital Reduction, and receives a renewed business license issued by the Registration Authority.

1.1.7.	Capital Reduction: means withdrawal of equity investments (including equity and associated interests) in Party A by each of Party C and Party D in exchange of the return of investment payments from Party A.

1.1.8.	Enforcement Fees: means RMB22,639,227.00 set aside from Party A’s bank account by court orders as a result of the original judgments of the First Case (overruled by the higher court of Guizhou) from February to May 2015 and the accrued interests (calculated based on the term loan interest rate published by the People’s Bank of China).

1.2.	The headings in this Agreement are for the sake of convenience and shall not affect the interpretation and understanding of the contents of this Agreement.

Article II Settlement

2.1.	Party C and Party D shall have no dispute as to the paid-in capital and the amount and percentage of capital contribution by each shareholder, and covenant that they shall have no claims against Party A after the date hereof.

2.2.	Within 5 days after the date hereof, each Party shall apply to the courts to withdraw their claims and terminate the proceedings.

2.3.	Party C and Party D shall withdraw all the investments in Party A, including all the equity and associated interests. Party A shall undergo the procedures of Capital Reduction and apply to the Registration Authority for AIC registration. After the Capital Reduction, Party B shall become Party A’s sole remaining shareholder.

Article III Paid-in Capital and Amount and Percentage of Capital Contribution

3.1.	Party C and Party D acknowledge that the Equity Transfer is valid and that Party B has legally received the equity interest initially transferred from Guizhou Eakan.

3.2.	The registered capital of Party A in the Registration Authority is RMB55 million. Party A has completed the following capital contributions, and the Parties acknowledge that such capital contributions are valid:

(1)	On May 30, 2007, Party A transferred the capital reserve of RMB10 million to the registered capital, resulting in the paid-in capital of RMB65 million.

(2)	According to the shareholders’ resolutions dated May 28, 2007, April 23, 2010, November 13, 2013, and March 18, 2014, Party A increased the registered capital by RMB16.4 million, in which Party B paid RMB10.8 million. Guizhou Eakan paid RMB3.8 million (which is already transferred to Party B), and Party C paid RMB1.8 million. Such capital contribution has been paid fully, resulting in the paid-in capital of RMB81.4 million.

(3)	According to the shareholders’ resolutions dated September 8, 2015 and November 20, 2015, Party A increased the registered capital by RMB25 million, which was paid by Party B. Such capital contribution has been paid fully, resulting in the paid-in capital of RMB106.4 million.

(4)	According to the shareholders’ resolutions dated September 8, 2015 and April 28, 2016, Party A increased the registered capital by RMB25 million, which was paid by Party B. Such capital contribution has been paid fully, resulting in the paid-in capital of RMB131.4 million.

Each of Party C and Party D acknowledge that the board resolutions, shareholders’ resolutions and other legal documents in relation to the above capital contributions of Party A are valid.

3.3.	The Parties unanimously acknowledge that the current paid-in capital of Party A is RMB131.4 million and the amount and percentage of capital contribution of each shareholder is as follows:

Shareholder	Method of Payment	Capital Contribution (RMB: ten thousand dollars)	Percentage
Party B	Cash	11,205	85.274%
Party D	Cash	1,170	8.904%
Party C	Cash	765	5.822%
Total		13,140	100%

Article IV Termination of Legal Proceedings

4.1.	Within 5 days after the date hereof, Party C shall apply to the court to withdraw the First Case and the Second Case.

4.2.	Within 5 days after the date hereof, Party D shall apply to the court to withdraw the Second Case.

4.3.	Within 5 days after the date hereof, Party C and Party D shall apply to the Higher People's Court of Guizhou Province to withdraw the Third Case. If the Higher People's Court of Guizhou Province refuses the withdrawal, Party A shall apply to withdraw the retrial application in relation to the Third Case.

4.4.	The costs arising out from the legal proceedings (including litigation fee, attorney fee, etc.) shall be borne by each Party incurring such costs.

Article V Capital Reduction Plan

5.1.	Capital Reduction Amounts

Based on Party A’s owner’s equity as of June 30, 2016, Party A shall pay RMB164.07 million to Party C and RMB250.93 million to Party D for their withdrawal of investments (including equity and associated interests).

5.2.	Accounting Treatment

Party A’s paid-in capital shall reduce by RMB19.35 million, capital reserve shall reduce by RMB280.27 million, surplus reserve shall reduce by RMB7.84 million, undistributed profits shall reduce by RMB107.54 million. The total amount of Party A’s owner’s equity shall reduce by RMB415 million.

5.3.	Return and Setoff of Enforcement Fees

5.3.1.	Within 5 days after the date hereof, Party C shall return the Enforcement Fees to Party A.

5.3.2.	If Party C fails to return the entirety of the Enforcement Fees, Party A has the right to offset the outstanding amount of the Enforcement Fees (including interest) against the payment to be made in relation to the Capital Reduction.

5.4.	Procedures of Capital Reduction

After the date hereof, all Parties shall commence the procedures of Capital Reduction, including signing the relevant shareholders’ resolutions, issuing written notice to Party A’s creditors, publishing notices on newspapers, etc.

5.5.	Amendment to Business Registration

5.5.1.	Following 45 days after the publication of notice of Capital Reduction, Party A shall apply to the Registration Authority for registration of capital and registration of alteration of shareholders. All Parties agree that Party A shall apply for the registration of registered capital/paid-in capital of RMB112.05 million and the sole remaining shareholder shall be Party B.

5.5.2.	Party C and Party D shall assist Party A as soon as possible for the registration procedures so that Party B shall be the sole remaining shareholder of Party A. Party C and Party D covenant, in response to the demand of the Registration Authority or Party A, to sign or submit relevant documents within 5 days after being aware of such requirements and assist Party A in completing the AIC registration.

5.6.	Payment Methods

5.6.1.	Party A shall within 1 working day after the date hereof, pay the first installment of RMB35,581,395 to Party C and the first installment of RMB54,418,605 to Party D in relation to the Capital Reduction. The total amount of the first installment payment shall be RMB90 million.

5.6.2.	If Party A fails to complete the Capital Reduction within 2 months after the date hereof, the first installment payment shall be treated as shareholder loans to Party C and Party D, which (together with accrued interests, calculated based on the term loan interest rate published by the People’s Bank of China) shall be returned to Party A within 1 month.

5.6.3.	In the case the first installment payments are not repaid in full, Party A shall have the right to offset the outstanding amount from the distributable dividends in Party A to Party C and/or Party D, as applicable.

5.6.4.	Party A shall, within 5 working days after the Capital Reduction Completion Date, pay the balance of the amounts in relation to the Capital Reduction to Party C and Party D.

Article VI Other Arrangements

6.1.	Tax and Fees

6.1.1.	All fees and tax arising out or in connection with the Capital Reduction shall be borne by the Parties according to Laws.

6.1.2.	If any Party fails to pay the tax as required by Laws and causes actual financial loss to another Party, such Party shall fully indemnify the loss suffered by such other Party.

6.2.	Liabilities

6.2.1.	If Party A fails to pay the amounts in relation to the Capital Reduction in accordance with this Agreement, Party A shall be responsible for overdue payments and a penalty interest calculated at a daily rate of 0.03%.

6.2.2.	If Party C and Party D fail to apply to the court for withdrawal of legal proceedings or fail to sign or provide the requisite documentation which causes the failure of the completion of the Capital Reduction within 2 months after the date hereof, each of Party A and Party B shall have the right to rescind this Agreement, and hold Party C and Party D liable for breach of agreement.

6.3.	Capital Reduction Documents

The Parties shall separately sign Capital Reduction Documents, which shall not contradict with this Agreement, and shall not diminish or replace the legal effect of this Agreement.

Article VII Representations and Warranties

7.1.	Each of Party C and Party D represents and warrants that it is the legal owner of its equity interest in Party A and its equity in Party A is not pledged, mortgaged or otherwise encumbered, nor subject to any material legal, arbitral or administrative proceedings (other than the First Case, the Second Case and the Third Case). Party C and Party D shall be responsible for any disputes with third parties.

7.2.	Following the completion of the Capital Reduction, Party C and Party D shall have no more disputes with Party A or Party B, and shall make no claims against Party A or Party B other than the amounts in relation to the Capital Reduction under this Agreement.

Article VIII Applicable Laws and Dispute Resolution

8.1.	Applicable Laws

The entry, validity, interpretation, performance, implementation and dispute resolution of this Agreement shall be governed by the Laws of the People’s Republic of China and shall be interpreted accordingly.

8.2.	Dispute Resolution

Any disputes arising from this Agreement shall be resolved through amicable negotiation, failing which, any Party may submit and resolve the disputes at the Shanghai International Economic and Trade Arbitration Commission or the Shanghai International Arbitration Centre, according to the applicable arbitration rules. The venue of arbitration is Shanghai, China. The arbitral award is final and binding upon the Parties.

[Signature page follows]

Party A: Guizhou Taibang Biological Products Co., Ltd. (Seal)

/s/ Yang Gang	(Authorized representative)

Party B: Guiyang Dalin Biologic Technologies Co., Ltd. (Seal)

/s/ Yang Ming	(Authorized representative)

Party C: Guizhou Jie’an Company (Seal)

/s/ Duan Gang	(Authorized representative)

Party D: Shenzhen Yigong Shengda Technology Co., Ltd. (Seal)

/s/ Duan Gang	(Authorized representative)